UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the SEC Only (As Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

XWELL, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 16, 2025

EXPLANATORY NOTE

On August 8, 2025, XWELL, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (as supplemented by supplement to the definitive proxy statement filed on August 8, 2025, the “Proxy Statement”) relating to the Company’s Annual Meeting of Stockholders (the “Special Meeting”) to be held on September 16, 2025 at 10:00 a.m.

This supplement (the “Supplement”) is being filed to correct language as related to the proposed reverse stock split of the Company due to inadvertent errors with the Company’s financial printer. Capitalized terms used in this Supplement without definition have the same meanings as set forth in the Proxy Statement.

This Supplement should be read in conjunction with the Proxy Statement. Except as specifically amended or supplemented by the information contained herein, this Supplement does not otherwise modify, amend or supplement the Proxy Statement, and the information contained in the Proxy Statement should be considered in voting your shares. From and after the date of this Supplement, any references to the “Proxy Statement” shall be deemed references to the Proxy Statement as supplemented hereby.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote.

***

The following text replaces, in its entirety, the text on beginning on page 4 of the Proxy Statement appearing below “What Vote is Required to Approve Each Proposal and How are Votes Counted?”

Why Are We Electing to Effect the Reverse Stock Split and How Will the Reverse Stock Split be Effected?

While we are now in compliance with Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”) of the Nasdaq Capital Market (“Nasdaq”) which requires us to maintain a minimum bid price per share of $1.00, we have in the recent past been non-compliant with the Rule. For example, on May 13, 2025, we received a letter from the Listing Qualifications Department of the Nasdaq Stock Market indicating that, based upon the closing bid price of our Common Stock for the 30 consecutive business days between March 31, 2025, to May 12, 2025, we did not meet the minimum bid price of $1.00 per share required for continued listing on Nasdaq pursuant to the Minimum Bid Price Requirement.

To maintain our listing on Nasdaq and compliance with the continued listing requirements of Nasdaq, our Board has unanimously adopted a resolution declaring advisable, and recommending to our stockholders for their approval, the Reverse Stock Split Amendment authorizing the Reverse Stock Split, and granting the Board the discretion to file the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware effecting the Reverse Stock Split prior to the one-year anniversary of the date on which the Reverse Stock Split is approved by the Company’s stockholders at the Annual Meeting or to abandon the Reverse Stock Split altogether. The form of the proposed Reverse Stock Split Amendment is attached to this Proxy Statement as Annex C.

The Reverse Stock Split Amendment will effect the Reverse Stock Split by reducing the number of outstanding shares of Common Stock as compared to the number of outstanding shares immediately prior to the effectiveness of the Reverse Stock Split, but will not increase the par value of Common Stock, and will not change the number of authorized shares of our capital stock. Stockholders are urged to carefully read Annex C. If implemented, the number of shares of our Common Stock owned by each of our stockholders will be reduced by the same proportion as the reduction in the total number of shares of our Common Stock outstanding, so that the percentage of our outstanding Common Stock owned by each of our stockholders will remain approximately the same, except to the extent that the Reverse Stock Split could result in some or all of our stockholders receiving one share of Common Stock in lieu of a fractional share. See also “— Reasons for the Reverse Stock Split Amendment” in Proposal 6 – The Reverse Stock Split Proposal on page 16.

The following text replaces, in its entirety, the text appearing under Proposal 6 – The Reverse Stock Split Proposal beginning on page 16 of the Proxy Statement.

PROPOSAL 6 – THE REVERSE STOCK SPLIT PROPOSAL

Background and Proposed Amendment

On July 10, 2025, subject to stockholder approval, the Board approved an amendment to our Certificate of Incorporation to, at the discretion of the Board, to effect the Reverse Stock Split of our Common Stock at a ratio of 1-for-2 to 1-for-20, with the exact ratio within such range to be determined by the Board of the Company at its discretion. The primary goal of the Reverse Stock Split is to increase the per share market price of our Common Stock to meet the minimum per share bid price requirements for continued listing on Nasdaq. We believe that a range of Reverse Stock Split ratios provides us with the most flexibility to achieve the desired results of the Reverse Stock Split. The Reverse Stock Split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Reverse Stock Split is not intended to modify the rights of existing stockholders in any material respect.

If the Reverse Stock Split Proposal is approved by our stockholders and the Reverse Stock Split is effected, up to every 20 shares of our outstanding Common Stock would be combined and reclassified into one share Common Stock. The actual timing for implementation of the Reverse Stock Split would be determined by the Board based upon its evaluation as to when such action would be most advantageous to the Company and its stockholders. Notwithstanding approval of the Reverse Stock Split Proposal by our stockholders, the Board will have the sole authority to elect whether or not and when to amend our Certificate of Incorporation to effect the Reverse Stock Split. If the Reverse Stock Split Proposal is approved by our stockholders, the Board will make a determination as to whether effecting the Reverse Stock Split is in the best interests of the Company and our stockholders in light of, among other things, compliance with the continued listing on Nasdaq, the Company’s ability to increase the trading price of our Common Stock to meet the minimum stock price standards of Nasdaq without effecting the Reverse Stock Split, the per share price of the Common Stock immediately prior to the Reverse Stock Split and the expected stability of the per share price of the Common Stock following the Reverse Stock Split. If the Board determines that it is in the best interests of the Company and its stockholders to effect the Reverse Stock Split, it will hold a Board meeting to determine the ratio of the Reverse Stock Split. For additional information concerning the factors the Board will consider in deciding whether to effect the Reverse Stock Split, see “—Determination of the Reverse Stock Split Ratio” and “—Board Discretion to Effect the Reverse Stock Split.”

The text of the proposed amendment to the company’s Certificate of Incorporation to effect the Reverse stock Split is included as Annex C to this Proxy Statement. If the Reverse Stock Split Proposal is approved by the Company’s stockholders, the Company will have the authority to file the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware, which will become effective upon its filing; provided, however, that the Reverse Stock Split Amendment is subject to revision to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Board deems necessary and advisable. The Board has determined that the Reverse Stock Split Amendment is advisable and in the best interests of the Company and its stockholders and has submitted the Reverse Stock Split Amendment for consideration by our stockholders at the Annual Meeting.

Reasons for the Reverse Stock Split Amendment

Maintain Nasdaq Listing

While we are now in compliance with the Minimum Bid Price Requirement which requires us to maintain a minimum bid price per share of $1.00, we have in the recent past been non-compliant with the Rule. For example, on May 13, 2025, we received a letter from the Listing Qualifications Department of the Nasdaq Stock Market indicating that, based upon the closing bid price of our Common Stock for the 30 consecutive business days between March 31, 2025, to May 12, 2025, we did not meet the minimum bid price of $1.00 per share required for continued listing on Nasdaq pursuant to the Minimum Bid Price Requirement.

If our Common Stock is delisted from Nasdaq, the Board believes that the trading market for our Common Stock could become significantly less liquid, which could reduce the trading price of our Common Stock and increase the transaction costs of trading in shares of our Common Stock.

If the Reverse Stock Split Amendment is effected, it would cause a decrease in the total number of shares of our Common Stock outstanding and increase the market price of our Common Stock. The Board intends to effect the Reverse Stock Split only if it believes that a decrease in the number of shares outstanding is in our and our stockholders’ best interests and is likely to improve the trading price of our Common Stock and improve the likelihood that we will be allowed to maintain our listing on Nasdaq. Accordingly, our Board approved the Reverse Stock Split Amendment as being in our best interests.

Risks Associated with the Reverse Stock Split

The Reverse Stock Split May Not Increase the Price of our Common Stock over the Long-Term and our Common Stock may be delisted. As noted above, the principal purpose of the Reverse Stock Split is to increase the trading price of our Common Stock to meet the minimum stock price standards of Nasdaq. However, the effect of the Reverse Stock Split on the market price of our Common Stock cannot be predicted with any certainty, and we cannot assure you that the Reverse Stock Split will accomplish this objective for any meaningful period of time, or at all. While we expect that the reduction in the number of outstanding shares of Common Stock will proportionally increase the market price of our Common Stock, we cannot assure you that the Reverse Stock Split will increase the market price of our Common Stock by a multiple of the Reverse Stock Split ratio, or result in any permanent or sustained increase in the market price of our Common Stock. The market price of our Common Stock may be affected by other factors which may be unrelated to the number of shares outstanding, including our business and financial performance, general market conditions, and prospects for future success.

If we are delisted from Nasdaq, among other things, it will increase the difficulty in our ability to raise money through the sale of its securities. A delisting of our Common Stock from Nasdaq could materially reduce the liquidity of our Common Stock and result in a corresponding material reduction in the price of our Common Stock. In addition, delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities.

The Reverse Stock Split May Decrease the Liquidity of our Common Stock. The Reverse Stock Split will reduce the total number of outstanding shares of Common Stock, which may lead to reduced trading and a smaller number of market makers for our Common Stock, particularly if the price per share of our Common Stock does not increase as a result of the Reverse Stock Split.

The Reverse Stock Split May Result in Some Stockholders Owning “Odd Lots” That May Be More Difficult to Sell or Require Greater Transaction Costs per Share to Sell. If the Reverse Stock Split is implemented, it will increase the number of stockholders who own “odd lots” of less than 100 shares of Common Stock. A purchase or sale of less than 100 shares of Common Stock (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own fewer than 100 shares of Common Stock following the Reverse Stock Split may be required to pay higher transaction costs if they sell their Common Stock.

The Reverse Stock Split May Lead to a Decrease in our Overall Market Capitalization. The Reverse Stock Split may be viewed negatively by the market and, consequently, could lead to a decrease in our overall market capitalization. If the per share market price of our Common Stock does not increase in proportion to the Reverse Stock Split ratio, or following such increase does not maintain or exceed such price, then our value, as measured by our market capitalization, will be reduced. Additionally, any reduction in our market capitalization may be magnified as a result of the smaller number of total shares of Common Stock outstanding following the Reverse Stock Split.

Potential Consequences if the Reverse Stock Split Proposal is Not Approved

If the Reverse Stock Split Proposal is not approved by our stockholders, our Board will not have the authority to effect the Reverse Stock Split Amendment to effectuate the Reverse Stock Split. Any inability of our Board to effect the Reverse Stock Split could expose us to delisting from Nasdaq.

Determination of the Reverse Stock Split Ratio

The Board believes that stockholder approval of a range of potential Reverse Stock Split ratios is in our best interests and stockholders because it is not possible to predict market conditions at the time the Reverse Stock Split would be implemented. We believe that a range of Reverse Stock Split ratios provides us with the most flexibility to achieve the desired results of the Reverse Stock Split. The Reverse Stock Split ratio to be selected by our Board will be not more than 1-for-20.

The selection of the specific Reverse Stock Split ratio will be based on several factors, including, among other things:

•	our ability to maintain the listing of our Common Stock on Nasdaq;

•	the per share price of our Common Stock immediately prior to the Reverse Stock Split;

•	the expected stability of the per share price of our Common Stock following the Reverse Stock Split;

•	the likelihood that the Reverse Stock Split will result in increased marketability and liquidity of our Common Stock;

•	prevailing market conditions;

•	general economic conditions in our industry; and

•	our market capitalization before, and anticipated market capitalization after, the Reverse Stock Split.

We believe that granting our Board the authority to set the ratio for the Reverse Stock Split is essential because it allows us to take these factors into consideration and to react to changing market conditions. If the Board chooses to implement the Reverse Stock Split, we will make a public announcement regarding the determination of the Reverse Stock Split ratio.

Board Discretion to Effect the Reverse Stock Split

If the Reverse Stock Split Proposal is approved by our stockholders, the Board will have the discretion to implement the Reverse Stock Split or to not effect the Reverse Stock Split at all. If the trading price of our Common Stock increases without effecting the Reverse Stock Split, the Reverse Stock Split may not be necessary. Following the Reverse Stock Split, if implemented, there can be no assurance that the market price of our Common Stock will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split or that the market price of the post-split Common Stock can be maintained above $1.00. There also can be no assurance that our Common Stock will not be delisted from Nasdaq for other reasons.

If our stockholders approve the Reverse Stock Split Proposal at the Annual Meeting, the Reverse Stock Split will be effected, if at all, only upon a determination by the Board that the Reverse Stock Split is in the best interests of the Company and its stockholders at that time. No further action on the part of the stockholders will be required to either effect or abandon the Reverse Stock Split. If our Board does not implement the Reverse Stock Split prior to the one-year anniversary of the date on which the Reverse Stock Split is approved by the Company’s stockholders at the Annual Meeting, the authority granted in this proposal to implement the Reverse Stock Split will terminate and the Reverse Stock Split Amendment will be abandoned.

The market price of our Common Stock is dependent upon our performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Furthermore, the reduced number of shares that will be outstanding after the Reverse Stock Split could significantly reduce the trading volume and otherwise adversely affect the liquidity of our Common Stock.

We have not proposed the Reverse Stock Split in response to any effort of which we are aware to accumulate our shares of Common Stock or obtain control of the Company, nor is it a plan by management to recommend a series of similar actions to our Board or our stockholders. Notwithstanding the decrease in the number of outstanding shares of Common Stock following the Reverse Stock Split, our Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Effectiveness of the Reverse Stock Split

The Reverse Stock Split Amendment, if approved by our stockholders, will become effective upon the filing with the Secretary of State of the State of Delaware of a Certificate of Amendment to our Certificate of Incorporation in substantially the form of the Reverse Stock Split Amendment attached to this Proxy Statement as Annex A. The exact timing of the filing of the Reverse Stock Split Amendment will be determined by the Board and its evaluation of when such action will be most advantageous to the Company and our stockholders. The Board reserves the right, notwithstanding stockholder approval and without further action by our stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing such Reverse Stock Split Amendment, the Board, in its sole discretion, determines that it is no longer in the best interests of the Company and our stockholders. If our Board does not implement the Reverse Stock Split prior to the one-year anniversary of the date on which the Reverse Stock Split is approved by the Company’s stockholders at the Annual Meeting, the authority granted in this proposal to implement the Reverse Stock Split will terminate and the Reverse Stock Split Amendment to effect the Reverse Stock Split will be abandoned.

Effects of the Reverse Stock Split on Common Stock and Preferred Stock

Pursuant to the Reverse Stock Split Amendment, each holder of our Common Stock outstanding immediately prior to the effectiveness of the Reverse Stock Split (“Old Common Stock”) will become the holder of fewer shares of our Common Stock (“New Common Stock”) after consummation of the Reverse Stock Split.

The Reverse Stock Split will affect all stockholders equally and will not affect any stockholder’s proportionate equity interest in the Company, except for those stockholders who receive an additional share of our Common Stock in lieu of a fractional share. None of the rights currently accruing to holders of our Common Stock will be affected by the Reverse Stock Split. Following the Reverse Stock Split, each share of New Common Stock will entitle the holder thereof to one vote per share and will otherwise be identical to Old Common Stock. The Reverse Stock Split also will have no effect on the number of authorized shares of our Common Stock. The shares of New Common Stock will be fully paid and non-assessable.

The par value per share of the Common Stock will remain unchanged at $0.01 per share after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, if any, the stated capital on our balance sheet attributable to the Common Stock will be reduced proportionately based on the Reverse Stock Split ratio, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. After the Reverse Stock Split, net income or loss per share and other per share amounts will be increased because there will be fewer shares of our Common Stock outstanding. In future financial statements, net income or loss per share and other per share amounts for periods ending before the Reverse Stock Split would be recast to give retroactive effect to the Reverse Stock Split. As described below under “Effects of the Reverse Stock Split on Outstanding Equity Awards and Warrants to Purchase Common Stock,” the per share exercise price of outstanding option awards and warrants would increase proportionately, and the number of shares of our Common Stock issuable upon the exercise of outstanding options and warrants, or that relate to other equity awards (e.g., restricted stock awards) would decrease proportionately, in each case based on the Reverse Stock Split ratio selected by the Board. The Company does not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

We are currently authorized to issue a maximum of 150,000,000 shares of our Common Stock. As of the Record Date, there were 5,756,703 shares of our Common Stock issued and outstanding. Although the number of authorized shares of our Common Stock will not change as a result of the Reverse Stock Split, the number of shares of our Common Stock issued and outstanding will be reduced in proportion to the ratio selected by the Board. Thus, the Reverse Stock Split will effectively increase the number of authorized and unissued shares of our Common Stock available for future issuance by the amount of the reduction effected by the Reverse Stock Split. Conversely, with respect to the number of shares reserved for issuance under, for example, our 2020 Plan (as defined below), our Board will proportionately reduce such reserve in accordance with the terms of the 2020 Plan. As of the Record Date, there were 3,125,000 shares of Common Stock reserved for issuance under the 2020 Plan, of which 1,599,708 remained available for future awards, and following the Reverse Stock Split, if any, such reserve will be reduced to between 1,562,500 to 156,250 shares of Common Stock, of which between approximately 799,854 to 79,985 shares will be available for future awards.

Following the Reverse Stock Split, the Board will have the authority, subject to applicable securities laws, to issue all authorized and unissued shares without further stockholder approval, upon such terms and conditions as the Board deems appropriate. We do not currently have any plans, proposals or understandings to issue the additional shares that would be available if the Reverse Stock Split is approved and effected, but some of the additional shares underlie warrants, which could be exercised or converted after the Reverse Stock Split Amendment is effected.

Effects of the Reverse Stock Split on Outstanding Equity Awards and Warrants to Purchase Common Stock

If the Reverse Stock Split is effected, all outstanding options entitling their holders to purchase shares of our Common Stock, as well as any other equity awards granted pursuant to, or available under, the 2020 Equity Incentive Plan (the “2020 Plan”) or pursuant to the 2012 Employee, Director and Consultant Equity Incentive Plan (the “2012 Plan” and together with the 2020 Plan, the “Incentive Plans”), will be proportionately reduced, in accordance with the terms of the applicable Incentive Plan, in the same ratio as the reduction in the number of shares of outstanding Common Stock, except that any fractional shares resulting from such reduction will be rounded down to the nearest whole share to comply with the requirements of Code Sections 409A and 424. Correspondingly, the per share exercise price of any such options will be increased in direct proportion to the Reverse Stock Split ratio (rounded up to the nearest whole cent), so that the aggregate dollar amount payable for the purchase of the shares subject to the options will remain materially unchanged. For example, assuming that we effect the Reverse Stock Split at a ratio of 1-for-5, and that an optionee holds options to purchase 1,033 shares of our Common Stock at an exercise price of $1.00 per share, upon the effectiveness of the Reverse Stock Split at such ratio, the number of shares of the Common Stock subject to that option would be reduced to 206 (rounded down from 206.6 to account for fractional shares) and the exercise price would be proportionately increased to $5.00 per share.

As of the Record Date, there were warrants to purchase up to 5,347,594 shares of Common Stock issued and outstanding at a weighted average exercise price of $1.6592 per share. If the Reverse Stock Split is effected, the outstanding warrants will automatically be reduced in the same ratio as the reduction in the number of shares of outstanding Common Stock. Correspondingly, the per share exercise price of such warrants will be increased in direct proportion to the Reverse Stock Split ratio, so that the aggregate dollar amount payable for the purchase of the shares subject to the warrants will remain unchanged.

Effect on Registered and Beneficial Stockholders

Upon the Reverse Stock Split, the Company intends to treat stockholders holding shares of our Common Stock in “street name” (that is, held through a bank, broker or other nominee) in the same manner as stockholders of record whose shares of Common Stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding shares of our Common Stock in “street name”; however, these banks, brokers or other nominees may apply their own specific procedures for processing the Reverse Stock Split. If you hold your shares of our Common Stock with a bank, broker or other nominee, and have any questions in this regard, the Company encourages you to contact your nominee.

Effect on “Book-Entry” Stockholders of Record

The Company’s stockholders of record may hold some or all of their shares electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of our Common Stock. They are, however, provided with a statement reflecting the number of shares of Common Stock registered in their accounts.

If you hold registered shares of Old Common Stock in a book-entry form, you do not need to take any action to receive your shares of New Common Stock in registered book-entry form, if applicable. A transaction statement will automatically be sent to your address of record as soon as practicable after the effective time of the Reverse Stock Split indicating the number of shares of New Common Stock you hold.

Effect on Registered Certificated Shares

Some stockholders of record hold their shares of our Common Stock in certificate form or a combination of certificate and book-entry form. If any of your shares of our Common Stock are held in certificate form, you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the effective time of the Reverse Stock Split, if any. The transmittal letter will be accompanied by instructions specifying how to exchange your certificate representing the Old Common Stock for a statement of holding or a certificate of New Common Stock.

STOCKHOLDERS SHOULD NOT DESTROY ANY SHARE CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Shares of Common Stock Issued and Outstanding

With the exception of the number of shares issued and outstanding, the rights and preferences of the shares of our Common Stock prior and subsequent to the Reverse Stock Split will remain the same. After the effectiveness of the Reverse Stock Split, we do not anticipate that our financial condition, the percentage ownership of management, the number of our stockholders, or any aspect of our business would materially change as a result of the Reverse Stock Split.

Our Common Stock is currently registered under Section 12(b) of the Exchange Act, and as a result, we are subject to the periodic reporting and other requirements of the Exchange Act. If effected, the proposed Reverse Stock Split will not affect the registration of our Common Stock under the Exchange Act or our periodic or other reporting requirements thereunder.

Anti-Takeover Effects

In addition, we have not proposed the Reverse Stock Split, with its corresponding increase in the authorized and unissued number of shares of Common Stock, with the intention of using the additional shares for anti-takeover purposes, although we could theoretically use the additional shares to make more difficult or to discourage an attempt to acquire control of the Company.

We do not believe that our officers or directors have interests in this proposal that are different from or greater than those of any other of our stockholders.

Fractional Shares

Fractional shares will not be issued in connection with the Reverse Stock Split. Each stockholder who would otherwise hold a fractional share of Common Stock as a result of the Reverse Stock Split will receive one share of Common Stock in lieu of such fractional share. If such shares are subject to an award granted under the Incentive Plans, each fractional share of Common Stock will be rounded down to the nearest whole share of Common Stock in order to comply with the requirements of Sections 409A and 424 of the Code.

Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal or dissenter’s rights with respect to the Reverse Stock Split, and we will not independently provide our stockholders with any such rights.

Regulatory Approvals

The Reverse Stock Split will not be consummated, if at all, until after approval of the Company’s stockholders is obtained. The Company is not obligated to obtain any governmental approvals or comply with any state or federal regulations prior to consummating the Reverse Stock Split other than the filing of the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware.

Certain U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of certain material U.S. federal income tax consequences of the Reverse Stock Split to U.S. holders (as defined below). This discussion is included for general information purposes only, does not purport to address all aspects of U.S. federal income tax law that may be relevant to U.S. holders in light of their particular circumstances, and does not describe any potential state, local, or foreign tax consequences. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), current Treasury Regulations and administrative and court decisions and interpretations, all as in effect as of the date hereof, and all of which are subject to change, possibly on a retroactive basis, or different interpretation. Any such changes could affect the continuing validity of this discussion.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, OR FOREIGN TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

This discussion does not address tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, U.S. holders whose functional currency is not the U.S. dollar, partnerships (or other flow-through entities for U.S. federal income purposes and their partners or members), persons who acquired their shares or equity awards in connection with employment or other performance of services (who will not incur a taxable event in connection with the Reverse Stock Split), broker-dealers, foreign entities, nonresident alien individuals and tax-exempt entities. This summary also assumes that the Old Common Stock shares were, and the New Common Stock shares will be, held as a “capital asset,” as defined in Section 1221 of the Code.

As used herein, the term “U.S. holder” means a holder that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (as defined in the Code) have the authority to control all substantial decisions of the trust or (B) that has a valid election in effect to be treated as a U.S. person.

Other than with respect to any stockholder that receives a full share for a fractional share (which will not apply to outstanding equity awards granted under the Incentive Plans), a stockholder generally will not recognize a gain or loss by reason of such stockholder’s receipt of shares of New Common Stock pursuant to the Reverse Stock Split solely in exchange for shares of Old Common Stock held by such stockholder immediately prior to the Reverse Stock Split.

A stockholder’s aggregate tax basis in the shares of New Common Stock received pursuant to the Reverse Stock Split (including any fractional shares) will equal the stockholder’s aggregate basis in the Old Common Stock exchanged therefore and will be allocated among the shares of New Common Stock received in the Reverse Stock Split on a pro-rata basis. Stockholders who have used the specific identification method to identify their basis in the shares of Old Common Stock held immediately prior to the Reverse Stock Split should consult their own tax advisers to determine their basis in the shares of New Common Stock received in exchange therefor in the Reverse Stock Split. A stockholder’s holding period in the shares of New Common Stock received pursuant to the Reverse Stock Split will include the stockholder’s holding period in the shares of Old Common Stock surrendered in exchange therefore, provided the shares of Old Common Stock surrendered are held as capital assets at the time of the Reverse Stock Split.

No gain or loss will be recognized by us as a result of the Reverse Stock Split.

Vote Required and Board’s Recommendation

The affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the subject matter, voting affirmatively or negatively is required to approve the Reverse Stock Split Proposal. “ABSTAIN” votes will have no effect on the Reverse Stock Split Proposal. Because the Reverse Stock Split Proposal is a “routine matter,” broker non-votes are not expected to occur with respect to the Reverse Stock Split Proposal because your broker has discretionary authority to vote your shares with respect to such proposal. Failure by your broker to exercise its discretionary authority to vote your shares on the Reverse Stock Split Proposal will have no effect thereon.

THE BOARD RECOMMENDS A VOte “for” the REVERSE STOCK SPLIT proposal.